Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Aspen Aerogels, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, $0.00001 par value	457(c)	6,344,585(2)	$22.295(3)	$141,452,523.00	0.0000927	$13,112.65

	Total Offering Amount

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$13,112.65

(1)

This Registration Statement also relates to an indeterminate number of shares of common stock, par value $0.00001 per share (“Common Stock”), of Aspen Aerogels, Inc. (the “Registrant”) that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents the number of shares of Common Stock issued or issuable to the selling shareholder in private placement transactions.
(3)

In accordance with Rule 457(c) under the Securities Act, the aggregate offering price of the common stock is estimated solely for the calculation of the registration fees due for this filing. This estimate was based on the average of the high and low sales price of our stock reported by The New York Stock Exchange on April 29, 2022.